                      SUBSCRIPTION AGREEMENT
                               AND
                   LETTER OF INVESTMENT INTENT


     This Subscription Agreement and Letter of Investment Intent (this "Agreement") is made and entered into by and between Resource Financial Corporation, a Delaware corporation (the "Company"), and the undersigned purchaser (the "Investor") of the Securities (hereinafter defined) as of the date the Investor's subscription for the Securities is accepted by the Company.

     WHEREAS, this Agreement is being executed in connection with the private placement of the Securities (the "Offering"); and

     WHEREAS, the Investor desires to purchase Securities and the Company desires to sell Securities to the Investor.

     NOW, THEREFORE, in consideration of the premises and the mutual obligations and covenants set forth herein, the parties hereto agree as follows:

     A.  Purchase of Securities.

     1. The Investor hereby subscribes for the class and number of shares of the Company's common stock ("Securities") set forth on the signature page below at a price of $0.10 per share (such purchase price being referred to herein as the "Purchase Price").

     2. Simultaneously with the delivery of this Agreement to the Company, the Investor is paying or will cause Life Reinsurance Corporation of America or one of its affiliates ("Life Re") to pay on its behalf to the Company, in the form of cash or check (payable to "Resource Financial Corporation"), the amount listed on the signature page below in full satisfaction of the Purchase Price.

     3. This subscription may be accepted or rejected in whole or in part by the Company in its sole and absolute discretion at any time on or before the 30th day following the Company's receipt of this Agreement, regardless of whether any other subscriptions are tendered to or accepted by the Company.
If this subscription has not been accepted by the Company on or before the 30th day following the Company's receipt of this Agreement, this subscription shall be deemed rejected and the Purchase Price will be promptly refunded with interest, if any, actually earned thereon.

     4. The Investor understands, acknowledges and agrees that as a condition precedent to the Company accepting this subscription, the Investor (and, if married, such Investor's spouse) must execute and deliver to the Company a Stockholders Agreement in substantially the form delivered to such Stockholder herewith (the "Stockholders Agreement").

     5. The Investor understands and acknowledges that the Purchase Price is due and payable in full upon his execution of this Agreement in accordance with Section A.2 hereof.

     6.   The Investor understands, acknowledges and agrees that:

          a. This subscription is and shall be irrevocable, except that the Investor shall have no obligation hereunder in the event that this subscription is for any reason rejected.

          b.   The Company will not issue fractional Securities.

          c. In reliance upon applicable exemptions, the Securities have not been registered under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder or any state securities laws and the rules and regulations thereunder.

          d. No federal or state agency has made any finding or determination as to the fairness of the Offering for investment or any recommendation or endorsement of the Securities.

          e. Since the Securities have not been registered under the Act or applicable state securities laws, the economic risk of the investment must be borne indefinitely by the Investor and the Securities may not be sold, pledged or hypothecated (other than to Life Re) or otherwise transferred unless subsequently registered under the Act and applicable state securities laws or an exemption from such registration is available. Registration under the Act and applicable state securities laws is unlikely at any time in the future.

          f. No assignment, sale, pledge, hypothecation, transfer, exchange or other disposition, or offer thereof, of the Securities may be made if, in the opinion of counsel to the Company, such disposition or offer would require registration under the Act or would result in the violation of applicable federal or state securities laws.

     B.   Representations, Warranties and Agreements of the Investor.

     1. The Investor hereby represents, warrants, acknowledges and agrees that:

          a. The Investor is acquiring the Securities for his own account for investment, and not with a view to distribution, resale, subdivision or fractionalization thereof and the Investor has no present plans to enter into any contract, undertaking, agreement or arrangement for the distribution, resale, subdivision or fractionalization of the Securities. In order to induce the Company to issue and sell the Securities subscribed for hereby, the Investor agrees that the Company will have no obligation to recognize the ownership, beneficial or otherwise, of the Securities by anyone but the Investor.

          b. (i) The Investor can bear the economic risk of losing his entire investment; (ii) the Purchase Price is neither in excess of ten percent of his net worth nor in excess of twenty percent of his net worth excluding his principal residence, furnishings therein and personal automobiles; (iii) his overall commitment to investments that are not readily marketable is not disproportionate to his net worth and his investment in the Securities will not cause such overall commitment to become excessive; (iv) he has adequate means of providing for his current needs and personal contingencies and has no need for liquidity in his investment in the Securities; and (v) he has such knowledge and experience in financial and business matters that he is capable of evaluating the risks and merits of this investment.

          c. The Investor has carefully read or reviewed, and is familiar with, the risk factors identified on Exhibit "A" attached hereto. The Investor recognizes that Exhibit "A" of this Agreement does not contain all the information that the Investor may need to make an informed investment decision with respect to the Securities. The Company has made available to the Investor and/or his attorney and/or his accountant and/or his representative all agreements, documents, records and books that he or they have requested relating to an investment in the Company. The Investor and/or his attorney and/or his accountant and/or his representative all have had an opportunity to ask questions of and receive answers from the Company, or a person or persons acting on its behalf, concerning the terms and conditions of this investment and answers have been provided to all of his or their questions concerning the Offering and an investment in the Company. The Investor understands that the books and records of the Company will be available, upon reasonable notice, for inspection by the Investor during reasonable business hours at the Company's principal place of business. In evaluating the suitability of an investment in the Company, the Investor has not been furnished and has not relied upon any representations or other information (whether oral or written) other than as set forth in this Agreement (including Exhibits), or as contained in any documents, information or answers to questions furnished to him by the Company.

          d. The Company was formed in June 1996 and has no operating history. The Investor recognizes that an investment in the Company involves a high degree of risk of loss by the Investor of the Investor's entire investment in the Company and has taken full cognizance of and understands all of the risks related to the purchase of Securities.

          e. The Investor has discussed with his professional legal, tax and financial advisors, to the extent he deemed appropriate, the suitability of the investment in the Company for his particular tax and financial situation. All information that the Investor has provided to the Company concerning himself and his financial position is correct and complete as of the date set forth below, and, if there should be any material change in such information prior to the date such Investor's subscription is either accepted or rejected by the Company, he will immediately provide such information to the Company.

          f. The address set forth below is the Investor's true and correct residence or principal place of business and the Investor has no present intention of becoming a resident of any other state or jurisdiction or moving its principal place of business.

          g. It has been disclosed to the Investor that the following restrictions and limitations are applicable to the Investor's purchase and resales, pledges, hypothecations or other transfers of the Securities, and, therefore, that the Investor must bear the economic risk of investment in the Securities for an indefinite period of time as described in subparagraph A.6.e.:

               (i) As described in subparagraph A.6.e. above, the Securities have not been registered and, therefore, they may not be sold, pledged, hypothecated or otherwise transferred unless they are registered under the Act and applicable state securities laws or an exemption from such registration is available.

               (ii) A legend will be placed on any certificate evidencing the Securities in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE STATE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND/OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR APPLICABLE STATE SECURITIES LAWS AND/OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

               (iii) Stop transfer instructions have been or will be placed with respect to the Securities so as to restrict the resale, pledge, hypothecation or other transfer thereof.

               (iv) Stop transfer instructions described in subparagraph
(iii) above will be placed with respect to any new certificate representing the Securities upon presentment by the Investor of a certificate for transfer.

     The foregoing representations and warranties are true and accurate as of the date hereof and will be true and accurate as of the date the Investor's subscription for the Securities is accepted by the Company. The Investor agrees to indemnify the Company for any losses, costs or expenses resulting from his breach of any such representations and warranties. If in any respect such representations and warranties will not be true and accurate as of the date the Investor's subscription for the Securities is accepted by the Company, the Investor will give written notice of such fact to the Company specifying which representations and warranties are not true and accurate and the reasons therefor.

     C.   Representations, Warranties and Agreements of the Company.

     In order to induce the Investor to enter into this Agreement and to invest in the Securities, the Company hereby represents, warrants and agrees that:

     1. Organization and Standing. The Company is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

     2. Authorization. All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution and delivery by the Company of this Agreement, the consummation of the transactions contemplated hereby and otherwise for the authorization, issuance and delivery of the Securities has been taken. This Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity and subject to bankruptcy or other laws relating to or affecting the rights of creditors generally. The execution, delivery and performance by the Company of this Agreement and compliance herewith and the issuance and sale of the Securities will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, any provision of state or federal law to which the Company is subject, the Company's Certificate of Incorporation or Bylaws or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation, or other restriction to which the Company is a party or by which it or any of its assets are bound, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of its assets.

 D.   Governing Law.

     This Agreement will be governed by and construed in accordance with the laws of the State of Texas.

     E.   Successors and Assigns.

     Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, except that the Investor may not assign any of its rights or obligations hereunder.

     F.   Entire Agreement; Amendment.

     This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated except by a written instrument signed by the Company and the Investor.

     G.   Notices, etc.

     All notices and other communications required or permitted hereunder must be in writing and addressed (a) if to the Investor, as indicated on the signature pages hereto, or at such other address as the Investor will have furnished to the Company in writing in accordance with this Section G or (b) if to the Company, c/o Resource Dealer Group, 1345 River Bend Drive, Dallas, Texas 75247, or at such other address as the Company will have furnished to the Investor in writing in accordance with this Section G. All such notices or communications will be deemed given when actually delivered by hand, messenger, confirmed facsimile, telegram or mailgram or, if mailed, three business days after deposit, postage prepaid, in the United States mail.

     H.   Rights; Severability.

     Unless otherwise expressly provided herein, each party's rights hereunder are several rights, not rights jointly held with any of the other Investors. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provisions had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provisions or by their severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     I.   Agent's Fees.

     The Investor (i) represents and warrants that he has retained no finder or broker in connection with the transactions contemplated by this Agreement and (ii) hereby agrees to indemnify and to hold the Company and the other Investors harmless from any liability for any commission or compensation in the nature of an agent's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Investor is responsible in connection with the transactions contemplated by this Agreement.

    J.   Information Confidential.

     The Investor acknowledges that the information received by such Investor pursuant hereto may be confidential and is for his use only and such Investor will not reproduce, disclose or disseminate such information to any other person (other than the Investor's employees or agents having a need to know the contents of such information, and the Investor's attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or the Investor is required to disclose such information by a governmental body or is summoned as a witness or required to give such information pursuant to a valid subpoena or any other lawful process.

     K.   Titles and Subtitles.

     The titles of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     L.   Counterparts.

     This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.



     IN WITNESS WHEREOF, the Investor has executed this Agreement this Sixth day of June, 1996.


                                        LIFE RE CORPORATION
(Social Security Number                 Name, typed or printed, of Investor
or IRS Employer Identification Number)
                                        s/ W. Weldon Wilson
                                        Vice President
                                        Signature of Investor, or of person
                                        signing on behalf of Investor


Number of shares of the
Company's Class A Common
Stock, par value $.01,
subscribed for: $1,000,000.00


Number of shares of the
Company's Class B Common
Stock, par value $.01 (Non-Voting),
subscribed for: $1,000,000.00


Aggregate Purchase Price
($.10 per share):

$200,000.00


Address:
Life Re Corporation
969 High Ridge Road
Stamford, CT 06905

SUBSCRIPTION ACCEPTED AND INVESTMENT AGREEMENT AGREED TO:



                              RESOURCE FINANCIAL CORPORATION


                              s/
                              L. Keller Smith
                              President

                              Date: June 6, 1996

                           Exhibit A

                           RISK FACTORS

An investment in the Securities involves a high degree of risk of loss by the Investor of the Investor's entire investment in the Company. In evaluating whether to make an investment in the Securities, the Investor should consider the following risk factors, among others.

     No Operating History

The Company was incorporated in June 1996, and has no operating history. The Company was formed to acquire (the "Acquisition") certain assets of Aon Corporation and its affiliates ("Aon") relating to the distribution and marketing of automotive extended warranty products and credit life and disability insurance products, including the stock of Ryan Dealer Group, Inc. ("RDG"). The definitive documentation relating to the Acquisition continues to be negotiated. Consequently, no assurances can be given as to which assets will ultimately be acquired, which liabilities will ultimately be assumed or any of the other terms of the documentation relating to the Acquisition. Furthermore, although many of the Company's executive officers and members of its management team are former employees of Aon and/or its affiliates, they will not have experience in operating the proposed business of the Company as an independent entity. The Company will be subject to the uncertainties and risks associated with a newly established business. Consequently, the Securities are highly speculative investments that involve a high degree of risk of loss by the Investor of the Investor's entire investment in the Company.

     Lack of Financial and Operating Flexibility Operating Agreements

In connection with the Acquisition, the Company expects to enter into a series of long-term operating agreements with Aon. Because these operating agreements will be entered into in conjunction with the Acquisition, the terms and conditions of these operating agreements will not be as favorable to the Company as the Company would otherwise be able to obtain in comparable arm's length transactions. These operating agreements will contain strict non-competition provisions in favor of Aon and its affiliates which will preclude the Company from engaging in any business that is in competition with Aon's
business.   There can be no assurances that such non-competition provisions will not materially affect the growth of the Company. Moreover, Aon will have extensive discretion and control over the pricing of products being marketed by the Company and the types of products which the Company can distribute and market. The operating agreements will also contain minimum performance criteria, which, if not met, will permit Aon to obtain additional distribution and marketing channels for its products and permit Aon to terminate the operating agreements, as well as other provisions permitting Aon to terminate the agreements. There can be no assurances that the Company will be able to achieve the minimum performance requirements imposed by the operating agreements or that Aon will continue to do business with the Company following expiration or termination of the operating agreements. Moreover, no assurances can be given that the Company will be able to generate sufficient revenues to meet its obligations. The termination or non-renewal of any operating agreement could result in a significant decrease in the Company's revenues and could have a material adverse effect on the Company. The foregoing discussion of the proposed operating agreements is not a complete description of the terms and conditions of such agreements. Each Investor is encouraged to carefully review and analyze the most recent draft of each operating agreement, copies of which will be made available to such Investor upon request.

     Lack of Diversification

Most of the Company's revenues are expected to be generated from the marketing and distribution of products underwritten by Aon. The success of the Company will depend on the Company's continuing ability to offer competitive products to consumers. Because the Company will be a party to various operating agreements with Aon, the Company's ability to offer competitive products may be hindered. See "Lack of Financial and Operating Flexibility Operating Agreements." Consequently, the Company will be heavily dependent upon Aon for supplying and pricing products as well as developing new competitive products. If Aon was to cease or be unable to supply new or competitive products, the operations of the Company would be materially adversely affected.

     Extensive Regulation and Licensing

The Company's business is subject to extensive regulation and licensing under various federal, state and local statutes and regulations, including laws applicable to insurers, broker-dealers and third party administrators. An adverse change in or modification of these laws and regulations or the application thereof could have a material adverse effect on the Company. Additionally, the Company anticipates acquiring in the Acquisition subsidiaries of Aon which hold certain third party administrator and insurance licenses. However, since the definitive documentation relating to the Acquisition continues to be subject to negotiation, there can be no assurance that the Company will ultimately acquire all the licenses required to permit the Company to engage in its business in all jurisdictions necessary for the Company's operations. The failure to obtain (and maintain) one or more of such licenses could have a material adverse effect on the Company.

     Legal Proceedings

As a result of the consumer-oriented nature of the industry in which the Company operates and uncertainties with respect to the application of various laws and regulations in certain circumstances, industry participants are named from time to time as defendants in litigation involving alleged violations of federal, state and local consumer laws and regulations. See "Extensive Regulation and Licensing." A significant judgment against the Company in connection with any such litigation could have a material adverse effect on the operations or financial condition of the Company.

The Office of the Attorney General of the State of Washington is currently investigating the marketing and training practices of RDG. This investigation has resulted in allegations by such regulatory authority that RDG, through its training of automotive dealers in marketing extended warranty and credit insurance products has encouraged automotive dealers to use certain deceptive sales techniques in violation of the State of Washington Consumer Protection Act. According to the Office of the Attorney General, such sales techniques do not provide consumers adequate disclosures of certain charges or items relating to extended warranty and credit insurance products during the course of the dealer's negotiations with its customers. Aon and RDG have vigorously contested these allegations. This action could result in fines and penalties being imposed upon the Company and/or its subsidiaries as well as adverse publicity with respect to the Company's business. If these allegations are not resolved, they may result in legal proceedings being instituted by such regulatory authority against the Company and/or its subsidiaries.
Furthermore, the Company understands that regulatory authorities in other states are considering similar actions against RDG or Aon. Consequently, there can be no assurances that similar actions will not be brought by federal or state regulatory authorities outside of the State of Washington or that the Company's and its subsidiaries' marketing and training practices will not be subject to increased scrutiny or challenge by federal and other state regulatory authorities. An adverse outcome of the State of Washington claims or any other similar actions brought against the Company could have a material adverse effect on the Company. Although Aon has verbally stated that the definitive documentation relating to the Acquisition will contain indemnities in favor of the Company and its subsidiaries against the State of Washington action as well as claims of other regulatory authorities based on the same facts and activities of RDG, Aon and its other affiliates, there can be no assurances that such indemnities will be broad enough to ultimately protect the Company from similar or other claims by state, federal or local regulatory authorities based on violations of consumer protection laws. Furthermore, if Aon agrees to indemnify the Company and its subsidiaries against such claims, there can be no assurances that Aon will timely perform or be able to perform its indemnity obligations or that such indemnities will otherwise be enforceable at the time they are asserted. Should Aon fail to indemnify the Company and its subsidiaries against any such claims, the Company's operations could be adversely effected.

     Competition

The extended warranty and credit life and disability insurance business is highly competitive. The Company believes there are numerous competitors providing, or capable of providing, products and services competitive with those of the Company, including affiliates of manufacturers of motor vehicles.

Historically, substantially all of the extended warranty and credit insurance products sold by RDG and its affiliates have been generated through dealers who generally have no legal obligation or commitment to continue their relationship with RDG. Consequently, there can be no assurances that the Company will be able to compete successfully in the future or that competition will not have a material adverse effect on the Company's results of operations. Furthermore, the development of alternative and more efficient methods of distributing and/or marketing extended warranty and credit insurance products by the Company's competitors through technological advances or otherwise may result in a shift in market demand toward such competitor's services. There can be no assurances that the Company will be successful in customizing its services to incorporate new methods of distributing and marketing extended warranty and credit insurance products on a timely basis.

     Changes in Market Conditions

The Company's financial and operating performance is largely dependent on new and used vehicle sales by automobile dealers and the ability of automobile purchasers to access available consumer credit. A decline in the sales of new and used vehicle sales could have a material adverse effect on the Company. A downturn in general economic conditions or tightened lending criteria on new and used vehicle financing may lead to a reduction in the demand for new and used vehicles. There can be no assurances that changes in, among other things, general economic conditions, interest rates, consumer credit, regulations and/or demographics will not have a material adverse effect on the industry, generally, or the Company, specifically.

     Capital Requirements

The Company intends to fund its working capital needs primarily through debt financings and cash flow from its future operations. In connection with the Acquisition, the Company and its subsidiaries expect to enter into a working capital agreement with Aon, pursuant to which the Company and/or its operating subsidiaries could borrow up to $5 million on a revolving loan basis. The revolving working capital agreement is expected to expire on June 30, 1999.
No assurances can be given that such agreement could be extended if necessary. To the extent that existing resources and future earnings of the Company are insufficient to fund the Company's activities, the Company may need to raise additional funds through debt or equity financing. Accordingly, the Company's future operations, including its ability to grow, may be affected by the availability of financing and the terms thereof. No assurances can be given that additional financing will be available or that, if available, it can be obtained on terms favorable to the Company. The lack of additional financing, if needed, would have a material adverse effect on the Company.

     Effect of Acquisition - Assumed Liabilities

In connection with the Acquisition, the Company and its subsidiaries expect to assume specified liabilities of Aon and its affiliates, as well as substantially all of the liabilities and obligations (whether known or unknown, fixed or contingent) of Aon and its affiliates arising out of or incurred in the operation of the marketing, distribution and administration of its extended warranty and credit accident and health and credit life insurance business, other than certain specified liabilities and liabilities that would be reflected on the consolidated balance sheet of Ryan Insurance Group, Inc. as of the date of the Acquisition. Because of the broad and contingent nature of the liabilities that will be assumed by the Company, management cannot predict the effect of the assumption of these liabilities on the Company, but such liabilities could have a material adverse effect on the Company's financial condition and operations.

     Voting, Control by Class A Stockholders

As set forth in the Company's Certificate of Incorporation, except as required by the laws of the State of Delaware, the holders of shares of Class B Common Stock of the Company have no voting rights. Accordingly, the holders of Class A Common Stock of the Company control the outcome of substantially all matters submitted to a vote of the stockholders and such holders are in a position to control the management and policies of the Company, including, but not limited to, electing or removing the Company's Board of Directors, changing the core business of the Company, causing the Company to engage in transactions with affiliated companies, and controlling the Company's dividend policy. The foregoing summary description of the voting rights of the holders of the Securities is qualified in its entirety by reference to the Certificate of
Incorporation and the Bylaws of the Company.   The Investor is urged to
carefully review the Company's Certificate of Incorporation and Bylaws, copies of which will be provided to the Investor upon request.

     No Anticipated Stockholder Distributions

The Company does not anticipate paying cash dividends on its common stock in the foreseeable future. The Company currently intends to retain its earnings to finance growth and development of its business or repay debt or redeem preferred stock which is expected to be issued in the future. The Company also anticipates that certain covenants in its agreements with Aon and Life Re will restrict the payment of dividends by the Company. It is likely that any future credit arrangements would have similar restrictions.

     Lack of Registration; Restrictions on Transfer; Other Restrictions on Securities

The Securities have not been registered under the Act and/or any state securities laws. Accordingly, the Securities may not be disposed of unless registered under the Act and applicable state securities laws unless an exemption from registration thereunder is available.

As a condition to the purchase of Securities, each Investor will be required to enter into the Stockholders Agreement. The Stockholders Agreement provides for certain restrictions on transfer of the Securities, including certain rights of first refusal in favor of the Company and the other holders of the Securities in the event an Investor proposes to dispose of his or her Securities. Pursuant to the Stockholders Agreement, the Company may generally also require a holder of the Securities who is or becomes an employee of the Company or any of its subsidiaries to sell his or her Securities to the Company at a price less than the fair market value of such Securities and remit to the Company any profits received from prior sales of Securities in the event that such holder ceases to be an employee of the Company and its subsidiaries or competes with the business of the Company or any of its
subsidiaries.   The foregoing discussion of the Stockholders Agreement is not a comprehensive description of the terms and conditions of such agreement and is qualified in its entirety by the terms and conditions of such agreement. The Investor is urged to carefully read the Stockholders Agreement.

The Securities are a new issue of securities that have no established trading market, and it is not anticipated that any market will develop. Consequently, the Investor may not be able to liquidate his investment in the event of an emergency or for any other reason. Such factors may also limit the price which the Investor may be able to obtain for his or her Securities.

     Non-competition Covenant of Investor

The Stockholders Agreement restricts each Investor's right to engage in certain business activities that compete with the Company. Consequently, each Investor is urged to carefully review the Stockholders Agreement.

     Forecasts

The Company may have furnished the Investor with financial models for the Company containing forecasts which are forward looking. The forecasts, if any, reflect management's judgment, as of the date of such forecast, of expected future conditions affecting the Company and the course of action management currently plans to take, and are based on certain assumptions. However, no assurances can be given that the future conditions set forth therein or expected will exist, that the assumptions are accurate, that the course of action taken by future management will not change, or that the anticipated results can be achieved in whole or in part. It can be expected that there will be differences between forecasted and actual results because events and circumstances do not occur as expected, and these differences may be material. Among other important factors which may affect the forecasts are the ultimate terms of the definitive documentation relating to the Acquisition, general economic conditions that affect automobile sales and thus opportunities for business, the ability of management to successfully operate the business as an independent entity, competitive conditions, potential claims by regulators or others, and the ability of the Company and its subsidiaries to generate sufficient revenues to pay operating expenses and substantial contractual liabilities to Aon and Life Re assumed in connection with the Acquisition.

     Dependence on Key Personnel

While the Company has no previous operating history, the Company expects to rely heavily on its executive officers and members of its management team that are former employees of Aon and its affiliates. If any of those executive officers or members of its management team were to leave the Company, it could have a material adverse effect on the Company.

Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to such document, and each such statement shall be deemed qualified in its entirety by such reference. In addition, most documents referenced herein will be executed in connection with the Acquisition and are subject to continued negotiation by the Company and the other parties thereto. Consequently, their terms may vary materially from those described herein or by management or set forth in the drafts thereof made available to the Investors. The Company will make current drafts of the foregoing documents and additional information available to the Investor upon request. The Investor is encouraged to carefully read, review and analyze such documents as well as any additional information the Investor believes important in making an investment decision. The Investor should consult his own legal and financial advisers in determining whether and to what extent the Securities constitute appropriate investments for the Investor.